Exhibit 99


UNIVERSAL CORPORATION                               NEWS
P.O. Box 25099                                      Phone:      (804)359-9311
Richmond, VA 23260                                  Fax:        (804)254-3584


Contact:                                            Release:

     KAREN M.L. WHELAN                                    January 22, 1998
     Phone:       (804)359-9311                           8:00 A.m. EST
     Fax:         (804)254-3594



       UNIVERSAL AND SOCOTAB TO FORM PARTNERSHIP IN ORIENTAL LEAF TOBACCO

RICHMOND, VA, January 22, 1998 / PRNEWSWIRE

Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced today that N.V. Deli Universal, a Dutch subsidiary of Universal, has reached agreement to sell all of its minority interest in a European spice company to the majority owner, Cosun, a Dutch cooperative. The transaction is expected to be finalized by the end of January.

The spice company, Unifine, has annual sales of approximately NLG 150 million (about $77 million). Universal estimates that it will recognize an after-tax gain of approximately $11 million on the transaction, which will be reflected in Universal's third quarter earnings.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1997, were approximately $4.1 billion.

                                      # # #